Exhibit 99.2

(Furnished herewith)

xhibit 99.2 (Furnished herewith)
Exhibit 99.2 (Furnished herewith)
Deere & Company
Other Financial Information

For the Twelve Months Ended	Equipment Operations*		Agriculture and Turf		Construction and Forestry*
	November 3	October 28	November 3	October 28	November 3	October 28
Dollars in millions	2019	2018	2019	2018	2019	2018
Net Sales	$34,886	$33,351	$23,666	$23,191	$11,220	$10,160
Net Sales - excluding Wirtgen	$31,693	$30,324	$23,666	$23,191	$8,027	$7,133
Average Identifiable Assets
With Inventories at LIFO	$20,761	$19,701	$10,748	$10,219	$10,013	$9,482
With Inventories at LIFO - excluding Wirtgen	$14,460	$13,566	$10,748	$10,219	$3,712	$3,347
With Inventories at Standard Cost	$22,139	$20,959	$11,860	$11,233	$10,279	$9,726
With Inventories at Standard Cost - excluding Wirtgen	$15,838	$14,825	$11,860	$11,233	$3,978	$3,592
Operating Profit	$3,721	$3,684	$2,506	$2,816	$1,215	$868
Operating Profit - excluding Wirtgen	$3,378	$3,568	$2,506	$2,816	$872	$752
Percent of Net Sales - excluding Wirtgen	10.7%	11.8%	10.6%	12.1%	10.9%	10.5%
Operating Return on Assets - excluding Wirtgen
With Inventories at LIFO - excluding Wirtgen	23.4%	26.3%	23.3%	27.6%	23.5%	22.5%
With Inventories at Standard Cost - excluding Wirtgen	21.3%	24.1%	21.1%	25.1%	21.9%	20.9%
SVA Cost of Assets - excluding Wirtgen	$(1,900)	$(1,778)	$(1,423)	$(1,347)	$(477)	$(431)
SVA - excluding Wirtgen	$1,478	$1,790	$1,083	$1,469	$395	$321

For the Twelve Months Ended	Financial Services
	November 3	October 28
Dollars in millions	2019	2018**
Net Income Attributable to Deere & Company	$539	$942
Net Income Attributable to Deere & Company - Tax Adjusted		$530
Average Equity	$5,040	$4,832
Average Equity - Tax Adjusted		$4,793
Return on Equity	10.7%	19.5%
Return on Equity - Tax Adjusted		11.1%
Operating Profit	$694	$792
Average Equity	$5,040	$4,793
Cost of Equity	$(657)	$(722)
SVA	$37	$70

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity (15 percent in 2018). The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

* On December 1, 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH's operations (Wirtgen), the leading manufacturer worldwide of road building equipment. Wirtgen is included in the construction and forestry segment. Wirtgen is excluded from the metrics above.

** The 2018 SVA calculation was adjusted for certain effects of U.S. Tax Reform legislation enacted on December 22, 2017 due to the significant discrete income tax benefit in 2018. The 2019 SVA is calculated with unadjusted U.S. GAAP information.

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